Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated February 26, 2012

$[—] Buffered SuperTrackSM Notes due March 3, 2015 Linked to the Performance of the iShares® MSCI EAFE Index Fund Global Medium-Term Notes, Series A, No. E-7780

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	February 26, 2013

Issue Date:	March 1, 2013

Final Valuation Date:	February 26, 2015*

Maturity Date:	March 3, 2015**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	iShares® MSCI EAFE Index Fund (the “ETF”) (Bloomberg ticker symbol: “EFA UP <Equity>”)

Maximum Return:	[20.58% - 22.58%***] *** The actual Maximum Return will be determined on the Initial Valuation Date and will not be less than 20.58%

Upside Leverage Factor:	2.00

Buffer Percentage:	10.00%

Payment at Maturity:

•         If the Reference Asset Return is greater than 0%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return times the Upside Leverage Factor, subject to the Maximum Return on the Notes. Accordingly, if the Reference Asset Return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Reference Asset Return × 2.00]

Assuming that the Maximum Return is set at 20.58% on the Initial Valuation Date, if the Reference Asset Return is 10.29% or more, you will receive (subject to our credit risk) a payment at maturity of $1,205.80 per $1,000 principal amount Note that you hold, the maximum possible payment on the Notes.

•         If the Reference Asset Return is less than or equal to 0% and equal to or greater than -10.00%, you will receive (subject to our credit risk) the principal amount of your Notes; and

•         If the Reference Asset Return is less than -10.00%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) (i) $1,000 times (ii) the Reference Asset Return plus the Buffer Percentage, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return + 10.00%)]

If the Reference Asset declines by more than 10% from the Initial Price to the Final Price, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -10%. You could lose up to 90% of your principal at maturity if the Final Prince declines from the Initial Price by more than 10%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	[—], the Closing Price of the ETF on the Initial Valuation Date.

Final Price:	The Closing Price of the ETF on the Final Valuation Date.

Closing Price:

With respect to a valuation date, the official closing price per share of the ETF on that valuation date as displayed on Bloomberg Professional® service page “EFA UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of the ETF will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TPW1 and US06741TPW17

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	0.50%	99.50%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 0.50% of the principal amount of the Notes, or $5.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the ETF?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming a hypothetical Initial Price of $57.09, the Upside Leverage Factor of 2.00, a Maximum Return of 20.58% and the Buffer Percentage of 10.00%. The examples below do not take into account any tax consequences from investing in the Notes.

Final Price of the ETF ($)	Reference Asset Return	Payment at Maturity*	Total Return on Notes
114.18	100.00%	$1,205.80	20.58%
108.47	90.00%	$1,205.80	20.58%
102.76	80.00%	$1,205.80	20.58%
97.05	70.00%	$1,205.80	20.58%
91.34	60.00%	$1,205.80	20.58%
85.64	50.00%	$1,205.80	20.58%
79.93	40.00%	$1,205.80	20.58%
74.22	30.00%	$1,205.80	20.58%
68.51	20.00%	$1,205.80	20.58%
62.97	10.29%	$1,205.80	20.58%
62.80	10.00%	$1,200.00	20.00%
59.94	5.00%	$1,100.00	10.00%
58.52	2.50%	$1,050.00	5.00%
57.09	0.00%	$1,000.00	0.00%
54.24	-5.00%	$1,000.00	0.00%
51.38	-10.00%	$1,000.00	0.00%
48.53	-15.00%	$950.00	-5.00%
45.67	-20.00%	$900.00	-10.00%
39.96	-30.00%	$800.00	-20.00%
34.25	-40.00%	$700.00	-30.00%
28.55	-50.00%	$600.00	-40.00%
22.84	-60.00%	$500.00	-50.00%
17.13	-70.00%	$400.00	-60.00%
11.42	-80.00%	$300.00	-70.00%
5.71	-90.00%	$200.00	-80.00%
0.00	-100.00%	$100.00	-90.00%

*	per $1,000 principal amount Note

PPS-2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how certain total returns set forth in the table above are calculated. All payments due on the Notes are subject to our credit risk.

Example 1: The price of the ETF increases from an Initial Price of $57.09 to a Final Price of $59.94.

Because the Reference Asset Return of 5.00% times the Upside Leverage Factor of 2.00 does not exceed the Maximum Return of 20.58%, the investor will receive a payment at maturity of $1,100.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return × Upside Leverage Factor]

$1,000 + [$1,000 × 5.00% × 2.00] = $1,100.00

The total return on the investment of the Notes is 10.00%.

Example 2: The price of the ETF decreases from an Initial Price of $57.09 to a Final Price of $54.24.

Because the Final Price of $54.24 is less than the Initial Price of $57.09 by a percentage equal to or less than the Buffer Percentage of 10.00%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the investment of the Notes is 0.00%.

Example 3: The price of the ETF increases from an Initial Price of $57.09 to a Final Price of $68.51.

Because the Reference Asset Return of 20.00% times the Upside Leverage Factor of 2.00 exceeds the Maximum Return of 20.58%, the investor will receive a payment at maturity of $1,205.80 per $1,000.00 principal amount Note, the maximum total payment on the Notes.

The total return on the investment of the Notes is 20.58%.

Example 4: The price of the ETF decreases from an Initial Price of $57.09 to a Final Price of $39.96.

Because the Final Price of $39.96 is less than the Initial Price of $57.09 by more than the Buffer Percentage of 10.00%, the investor will receive a payment at maturity of $800.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage)]

$1,000 + [$1,000 × (-30.00% + 10.00%)] = $800.00

The total return on the investment of the Notes is -20.00%.

PPS-3

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the ETF as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”.

•

Exposure to the ETF—The return on your Notes will depend on the performance of the ETF from the Initial Price to the Final Price. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index (the “Underlying Index”). For more information regarding the ETF, see “Description of the ETF” in this preliminary pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the ETF. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment of the Notes will only reflect the appreciation or depreciation in the value of the shares of the ETF and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the ETF, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of ETF shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Notes by the ETF share price on the date you acquired your Notes, as opposed to making such determination based on the actual number of ETF shares that, after taking into account the Upside Leverage Factor, are effectively referenced in determining the actual return on your Notes. In addition, the Excess Gain Amount could be greater than zero if you purchase your Notes for an amount that is less than the principal amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the ETF. Furthermore, if another exchange traded fund is substituted for the ETF, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the ETF and sold the ETF to purchase its substitute. You should be aware that, if the Notes are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Notes (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

PPS-4

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The Notes provide for limited protection (subject to our credit risk) at maturity and only to the extent afforded by the Buffer Percentage. If the Reference Asset Return is negative, the payment at maturity of the Notes will depend on the extent to which the Final Price of the ETF declines from its Initial Price. If the Final Price declines by more than 10% from the Initial Price, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -10%. You could lose up to 90% of the principal amount of your Notes.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

PPS-5

•

Any Positive Return on the Notes Will Not Exceed the Maximum Return—If the Final Price is greater than the Initial Price, for each $1,000 principal amount Note, you will receive at maturity (subject to our credit risk) $1,000 plus an additional amount that will not exceed $1,000 multiplied by the Maximum Return. The Maximum Return will be set on the Initial Valuation Date and will not be less than 20.58%. Assuming that the Maximum Return is set at 20.58% on the Initial Valuation Date, the maximum payment that you may receive at maturity will be $1,205.80 per $1,000 principal amount Note.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

The Payment at Maturity of Your Notes is Not Based on the Price of the ETF at Any Time Other than the Final Price on the Final Valuation Date as Compared to the Initial Price on the Initial Valuation Date—The Final Price of the ETF is the Closing Price of the ETF on the Final Valuation Date and the Reference Asset Return will be based solely on the Final Price of the ETF as compared with the Initial Price of the ETF. Therefore, if the Closing Price of the ETF drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the ETF prior to such drop.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the Underlying Index are denominated, although any currency fluctuations could affect the performance of the stocks comprising the Underlying Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Risks of Investing in Foreign Securities—Investments in the securities of non-U.S. issuers involve risks beyond those associated with investments in U.S. securities. These additional risks include greater market volatility, the availability of less reliable financial information, higher transactional and custody costs, taxation by foreign governments, decreased market liquidity and political instability. Because the ETF may invest in securities denominated in foreign currencies and some of the income received by the ETF generally will be in foreign currencies, changes in currency exchange rates may negatively impact the ETF’s return. In addition, the ETF may invest in depositary receipts which involve similar risks to those associated with investments in foreign securities.

•

Non-U.S. Securities Markets Risks—The stocks included in the Underlying Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Underlying Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the Underlying Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Underlying Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

PPS-6

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the Underlying Index, and the ETF may hold securities not included in the Underlying Index. The value of the ETF to which your Notes is linked is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in futures contracts, options on futures contracts, options, swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform the Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the Underlying Index. ETFs will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the ETFs may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underlying assets or indices. Because the return on your Notes is linked to the performance of the ETF and not its underlying assets, the return on your Notes may be less than that of an alternative investment linked directly to the underlying assets of the ETF or the stocks comprising the Underlying Index.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks, securities or contracts underlying the ETF are denominated;

•	the supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-7

Description of the ETF

General

We have derived all information contained in this preliminary pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus dated December 1, 2012 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BITCNA”) and BlackRock Fund Advisors (“BFA”). The ETF is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the ETF. The ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the ETF . Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the ETF, please see the ETF’s prospectus. In addition, information about iShares® and the ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the Underlying Index. The Underlying Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets. For additional information about the Underlying Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of February 22, 2013, the ETF’s top sectors by weight were Financials (25.07%), Industrials (12.56%), Consumer Staples (11.83%), Consumer Discretionary (10.80%), Health Care (10.00%), Materials (9.39%), Energy (7.28%), Telecommunications (4.69%), Information Technology (4.27%), and Utilities (3.57%), and the ETF’s top holdings by country were the United Kingdom (21.64%), Japan (20.06%), Switzerland (9.31%), Australia (9.19%), France (8.92%), Germany (8.46%), Sweden (3.33%), Spain (2.91%) and the Netherlands (2.75%).

The ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the Underlying Index. The ETF generally invests at least 90% of its assets in securities of the Underlying Index and depository receipts representing securities of the Underlying Index. In addition, the ETF may also invest in securities not included in the Underlying Index but which BFA believes will help the ETF track the Underlying Index and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

The ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The ETF invests in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the ETF’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the ETF but not to the Underlying Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the ETF’s portfolio and that of the Underlying Index. The ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

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Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Underlying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BITCNA. BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

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Historical Information

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
March 31, 2008	79.22	65.63	71.90
June 30, 2008	78.77	68.06	68.67
September 30, 2008	68.39	52.00	56.30
December 31, 2008	56.42	35.53	44.86
March 31, 2009	45.62	31.56	37.59
June 30, 2009	49.18	37.28	45.81
September 30, 2009	56.31	43.29	54.68
December 31, 2009	57.66	52.42	55.28
March 31, 2010	58.00	49.94	55.98
June 30, 2010	58.09	45.85	46.51
September 30, 2010	55.81	46.45	54.92
December 31, 2010	59.51	53.85	58.22
March 31, 2011	61.98	54.10	60.08
June 30, 2011	64.35	56.70	60.14
September 30, 2011	60.86	46.08	47.78
December 31, 2011	55.87	45.45	49.53
March 31, 2012	55.91	48.99	54.89
June 30, 2012	55.68	46.53	49.96
September 30, 2012	55.58	47.29	53.00
December 31, 2012	56.88	51.96	56.82
February 25, 2013*	59.41	56.90	57.09

*	High, low and closing prices are for the period starting January 1, 2013 and ending February 25, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph sets forth the historical performance of the ETF based on the daily closing prices from January 1, 2008 through February 25, 2013. The Closing Price of the ETF on February 25, 2013 was $57.09.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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